Exhibit 10.30

AMENDMENT AND RESTATEMENT to the Rights Offering Letter Agreement among Greenlight Capital, LP, Greenlight Capital Qualified, LP, Greenlight Capital (Gold), LP, Greenlight Capital Offshore Partners, Greenlight Capital Offshore Master (Gold), Ltd., Greenlight Reinsurance, Ltd., Third Point Loan LLC and BioFuel Energy Corp. dated as of September 24, 2010 (the “Original ROLA”), is entered into as of [               ], 2010 (this “Letter Agreement”).

WHEREAS, Greenlight, BFE Corp. and Third Point Advisors, LLC (each as defined below) desire to amend and restate the Original ROLA pursuant to Paragraph 18 (Amendment; Waiver; Counterparts) of the Original ROLA.

NOW, THEREFORE, it is hereby agreed that the Original ROLA is hereby amended and restated in its entirety to read as follows:

This Letter Agreement is entered into pursuant to and in connection with that certain Loan Agreement, dated as of September 24, 2010 (the “Loan Agreement”), by and among BioFuel Energy Corp. (“BFE Corp.”), Greenlight Capital Offshore Partners, Greenlight Capital, L.P., Greenlight Capital Qualified, L.P., Greenlight Reinsurance, Ltd. (collectively, “Greenlight” or the “Greenlight Parties”), the other lenders identified as lenders on Schedule 1.1(A) thereto (together with Greenlight, the “Lenders”), and Greenlight APE, LLC, in its capacity as administrative agent for the Lenders.  Under the Loan Agreement, the Lenders have made a term loan to BFE Corp. in the aggregate principal amount of $19,420,620 (the “Bridge Loan”).

This Letter Agreement sets forth the parties’ respective obligations with respect to a registered rights offering described herein (the “Rights Offering”) of rights to purchase depositary shares (“Depositary Shares”), each representing a fractional interest in a share of Series A Non-Voting Convertible Preferred Stock of BFE Corp. (“Series A Non-Voting Convertible Preferred Stock”).  On October 18, 2010, BFE Corp. filed a Registration Statement on Form S-1 for the Rights Offering (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”).  The characteristics of the Series A Non-Voting Convertible Preferred Stock are more fully described on Exhibit A to this Letter Agreement.  Concurrent with the Rights Offering, BioFuel Energy, LLC (the “LLC”) will grant purchase privileges to purchase a new class of preferred membership interests in the LLC (the “Preferred Membership Interests”) in a concurrent private placement (the “Concurrent Private Placement”).  The characteristics of the Preferred Membership Interests are more fully described on Exhibit B to this Letter Agreement.  Subject to the terms and conditions of this Letter Agreement, the parties hereto intend that the Rights Offering and the Concurrent Private Placement shall provide for anticipated aggregate gross proceeds sufficient to fully pay off, at a minimum, all principal and accrued but unpaid interest of the Bridge Loan and the Mezzanine Loan Agreement (as defined in the Loan Agreement) and the Cargill Payment (as defined below).

In consideration of the premises and respective covenants and agreements set forth in this Letter Agreement and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agrees as follows:

1.           Registration Statement.  BFE Corp. hereby agrees to use its commercially reasonable best efforts to commence and complete the Rights Offering, subject to the terms and conditions set forth herein.  Specifically, BFE Corp. hereby commits to use its commercially reasonable best efforts to cause the Registration Statement to be declared effective on or before January 24, 2011 and to remain effective throughout the entire offering period without interruption.  The offering period for the Rights Offering shall be equal to five (5) weeks.  Notwithstanding the foregoing, a failure to cause the Registration Statement to be declared effective on or before January 24, 2011 despite the use of commercially reasonable best efforts to do so by BFE Corp. shall not be deemed a violation or failure to comply with this Letter Agreement for purposes of Paragraph 9 hereof nor an Event of Default under the Loan Agreement; provided, however that if BFE Corp. has not used such commercially reasonable best efforts then there shall be deemed to be a failure to have complied with the conditions in Paragraph 9 hereof.

2.           Terms of Rights Offering.  In connection with the Rights Offering, BFE Corp. shall distribute at no charge to each of the record holders (the “Eligible Common Stockholders”) of Common Stock, par value $0.01 per share, of BFE Corp. (“Common Stock”) non-transferable subscription rights (the “Rights”) to purchase Depositary Shares representing 2,000,000 shares of Series A Non-Voting Convertible Preferred Stock.  Each share of Series A Non-Voting Convertible Preferred Stock shall be convertible upon the terms described in Exhibit A to this Letter Agreement into that number of shares of Common Stock equal to the quotient obtained by dividing the total number of Depositary Shares actually purchased in the Rights Offering (by the Eligible Common Stockholders) and pursuant to the Backstop Commitment (by the Backstop Parties) by 2,000,000 (the “Conversion Ratio”).  Upon conversion of the Series A Non-Voting Convertible Preferred Stock, each Depositary Share shall entitle the holder thereof to receive one share of Common Stock and, upon the distribution of one share of Common Stock to the holder of each such Depositary Share, each such Depositary Share shall be automatically cancelled and have no further value.

All Eligible Common Stockholders shall be eligible to participate in the Rights Offering by receiving Rights pro rata based on each Eligible Common Stockholder’s ownership of Common Stock at the record date for the Rights Offering, and each Eligible Common Stockholder that exercises all of its Rights may oversubscribe for unsubscribed Rights in an amount equal to up to 100% of its pro rata share of Rights (the “Over-Subscription Privileges”).  For purposes of this paragraph, “pro rata” shall mean (x) the aggregate number of shares of Common Stock held by each Eligible Common Stockholder divided by (y) the aggregate number of shares of Common Stock outstanding.  If and to the extent that the Backstop Parties determine, in their sole discretion after consultation with BFE Corp., that the exercise of the Over-Subscription Privileges would result in adverse tax, legal or regulatory consequences to BFE Corp. or any of the Backstop Parties, BFE Corp. may reduce or eliminate, pro rata for all holders of Rights, exercise of Over-Subscription Privileges.

Each Right shall entitle the holder thereof to acquire, at a price equal to the Rights Price, one Depositary Share.  The “Rights Price” shall mean $0.56.  The number of Rights offered in the Rights Offering shall be determined by dividing the Offering Size of the Rights Offering by the Rights Price.  The “Offering Size” of the Rights Offering will be an amount equal to the Aggregate Size multiplied by a fraction, the numerator of which is the total number of shares of Common Stock outstanding as of the record date and the denominator of which is the total number of shares of Common Stock outstanding as of the record date plus the total number of Common Membership Interests held by the Eligible LLC Members (as defined below) as of the record date.  The “Aggregate Size” of the Rights Offering and the Concurrent Private Placement will be an aggregate amount sufficient to (i) repay all amounts owed at the time of consummation of the Rights Offering, including accrued and unpaid interest, under the Bridge Loan and the Mezzanine Loan Agreement, (ii) make the Cargill Payment (as defined below) and (iii) pay certain fees and expenses incurred in connection with the Rights Offering and the Concurrent Private Placement.  The “Private Placement Size” of the Concurrent Private Placement will be an amount equal to the Aggregate Size minus the Offering Size.

Immediately following the consummation of the Rights Offering, BFE Corp. will contribute all proceeds of the Rights Offering to the LLC, and the LLC will issue to BFE Corp. a number of Preferred Membership Interests equal to the number of Depositary Shares that BFE Corp. issued in the Rights Offering.

3.           Terms of Concurrent Private Placement.  In connection with the Concurrent Private Placement, the LLC shall grant at no charge to each of the record holders other than BFE Corp. (the “Eligible LLC Members”) of membership interests in the LLC (“Common Membership Interests”) purchase privileges (the “LLC Purchase Privileges”) to purchase Preferred Membership Interests.  Each Preferred Membership Interest shall be convertible into a Common Membership Interest upon the terms described in Exhibit B to this Letter Agreement.  All Eligible LLC Members shall be eligible to participate in the Concurrent Private Placement by receiving LLC Purchase Privileges pro rata based on each Eligible LLC Member’s ownership of Common Membership Interests at the record date for the Concurrent Private Placement, and each Eligible LLC Member that exercises all of its LLC Purchase Privileges may exercise an additional purchase privilege for unsubscribed LLC Purchase Privileges in an amount equal to up to 100% of its pro rata share of LLC Purchase Privileges (the “LLC Additional Purchase Privileges”).  For purposes of this paragraph, “pro rata” shall mean (x) the aggregate number of Common Membership Interests held by each Eligible LLC Member divided by (y) the aggregate number of Common Membership Interests held by all Eligible LLC Members.

Each LLC Purchase Privilege shall entitle the applicable Eligible LLC Member to acquire, at a price equal to the Rights Price, one Preferred Membership Interest. The number of LLC Purchase Privileges granted in the Concurrent Private Placement shall be determined by dividing the Private Placement Size of the Concurrent Private Placement by the Rights Price.  The “Rights Price” for the Concurrent Private Placement shall be the same as the Rights Price for the Rights Offering.

4.           Use of Proceeds.  The proceeds of the Rights Offering, the Concurrent Private Placement and the Backstop Commitment shall be used by BFE Corp. or the LLC, as applicable, promptly upon consummation thereof, (i) first, to repay all amounts owed at such time, including accrued and unpaid interest, under the Bridge Loan; (ii) second, to repay all amounts owed at such time, including accrued and unpaid interest, under the Mezzanine Loan Agreement; (iii) third, to make the Cargill Payment; and (iv) fourth, to pay certain fees and expenses incurred in connection with the Rights Offering and the Concurrent Private Placement.  In the event that the Backstop Parties reduce the number of Depositary Shares that they would otherwise be obligated to purchase pursuant to the Rights Offering Basic Commitment or Rights Offering Backstop Commitment as contemplated by Paragraph 7 and, as a result, there are sufficient proceeds from the Rights Offering and the Concurrent Private Placement to pay off the Bridge Loan but insufficient proceeds, after paying off the Bridge Loan, to both pay off all indebtedness under the Mezzanine Loan Agreement and to make the Cargill Payment, then the Backstop Parties may elect to cause BFE Corp. to use the proceeds remaining after the pay off of the Bridge Loan to make the Cargill Payment before paying off any indebtedness under the Mezzanine Loan Agreement.

5.           Basic Commitment.  Subject to the terms, conditions and limitations described herein, each of the parties listed on Exhibit B hereto (collectively, the “Backstop Parties”) hereby agrees to participate in the Rights Offering for its full pro rata share of Depositary Shares (the “Rights Offering Basic Commitment”) and to participate in the Concurrent Private Placement for its full pro rata share of Preferred Membership Interests (the “LLC Basic Commitment,” and, together with the Rights Offering Basic Commitment, the “Basic Commitment”).

6.           Backstop Commitment.  Subject to the terms, conditions and limitations described herein (including Paragraph 7 hereof), to provide assurance that the Rights Offering will be fully subscribed, the Backstop Parties severally and not jointly commit to purchase, in the respective percentages set forth on Exhibit B hereto (the “Commitment Percentages”), all of the additional Depositary Shares not sold to other Eligible Common Stockholders in the Rights Offering (the “Rights Offering Backstop Commitment”) and all of the additional Preferred Membership Interests not sold to other Eligible LLC Members in the Concurrent Private Placement (the “LLC Backstop Commitment,” and, together with the Rights Offering Backstop Commitment, the “Backstop Commitment”). Greenlight, in its discretion, may allocate its aggregate Backstop Commitment among the Greenlight Parties and accordingly allocate the Greenlight Parties' Commitment Percentage among the Greenlight Parties (it being understood and agreed that no such allocation among the Greenlight Parties will decrease the aggregate amount of Depositary Shares or Preferred Membership Interests that the Greenlight Parties are obligated to purchase pursuant to the Backstop Commitment).  The Greenlight Parties shall provide notice to BFE Corp., a reasonable amount of time prior to closing, of such allocation.

7.           Backstop Reduction.  Notwithstanding the foregoing, (i) the Backstop Parties shall reduce the number of Depositary Shares that the Backstop Parties would otherwise be obligated to purchase pursuant to the Backstop Commitment and/or the Basic Commitment, or (ii) BFE Corp. shall reduce the aggregate number of Depositary Shares that are offered in the Rights Offering, in the event the Backstop Parties determine, in their sole discretion, but after consultation with BFE Corp., that consummation of the Rights Offering, the Basic Commitment and/or the Backstop Commitment would result in adverse tax, legal or regulatory consequences to BFE Corp. and/or any Backstop Party (“Adverse Consequences”) to the extent (and only to the extent) the Backstop Parties deem necessary in their sole discretion, but after consultation with BFE Corp., to avoid Adverse Consequences (a “Backstop Reduction”).  The reduction in the number of Depositary Shares that the Backstop Parties are obligated to purchase in the event of a Backstop Reduction would be referred to as the “Shortfall Amount”.  In the event of a Backstop Reduction, the Rights Offering shall nevertheless proceed and, other than in the event of a Backstop Reduction that takes the form of a reduction of the number of Depositary Shares that the Backstop Parties would otherwise be obligated to purchase pursuant to the Backstop Commitment (which is the subject of the following paragraph), the parties shall use their respective commercially reasonable best efforts to structure and consummate an alternative transaction to take the place of the issuance of the Shortfall Amount that, combined with the Rights Offering, would (i) permit BFE Corp. to (A) pay off the Bridge Loan; (B) pay off all indebtedness under the Mezzanine Loan Agreement; and (C) make the Cargill Cash Payment (an “Alternative Financing Transaction”) and (ii) be structured so as to preserve the economic benefits to the parties as if the Rights Offering had been consummated in full in accordance with the terms set forth herein without otherwise giving effect to a Backstop Reduction provided that each Backstop Party shall not be obligated to fund an amount in excess of the amount represented by its Backstop Commitment.

In addition, in the event of a Backstop Reduction that takes the form of a reduction of the number of Depositary Shares that the Backstop Parties would otherwise be obligated to purchase pursuant to the Backstop Commitment, the Backstop Parties shall either (i) exercise their respective Rights Offering Backstop Commitment with respect to all or a portion of the available Depositary Shares not otherwise sold in the Rights Offering to other Eligible Common Stockholders by purchasing a new class of class B preferred membership interests (the “Class B Membership Interests”) in the LLC (instead of purchasing such available Depositary Shares) in the event that such Backstop Parties determine, in their sole discretion, that the purchase of such available Depositary Shares would result in adverse tax, legal or regulatory consequences to BFE Corp. or such Backstop Parties (such an election, a “LLC Backstop Reallocation”) or (ii) not exercise their respective Rights  Offering Backstop Commitment with respect to all or a portion of the available Depositary Shares not otherwise sold in the Rights Offering to other Eligible Common Stockholders in the event that such Backstop Parties determine, in their sole discretion, that the purchase of such available Depositary Shares would result in adverse tax, legal or regulatory consequences to BFE Corp. or such Backstop Parties.  In the event of a LLC Backstop Reallocation, the LLC will issue such Class B Preferred Membership interests to the applicable Backstop Parties (in equal number to the number of available Depositary Shares not purchased because of such LLC Backstop Reallocation) in exchange for payment of the Rights Price for each Class B Preferred Membership Interest purchased.  The Class B Preferred Membership interests, if issued, would have the same terms as the Preferred Membership Interests (including as to conversion, distribution, liquidation and other rights), except that, upon conversion of such Class B Preferred Membership Interests, holders of such Class B Preferred Membership Interests would receive Common Membership Interests that would not be exchangeable for shares of Common Stock.

In the event that the Backstop Parties purchase Class B Preferred Membership Interests, the Greenlight Parties may allocate their participation in any such purchases among the Greenlight Parties in their discretion, following notice to BFE Corp.

8.           Consideration.  In consideration of the Backstop Commitment, BFE Corp. paid, on September 24, 2010, a fee equal to $743,795.00 in consideration of the Backstop Commitment (the “Option Premium”).  To the extent that the total purchase price for the Depositary Shares offered in the Rights Offering plus the Preferred Membership Interests and Class B Preferred Membership Interests offered in the Concurrent Private Placement is more than $40,000,000, BFE Corp. shall make an additional payment to the Backstop Parties in an amount equal to 4% of such excess amount (excluding for calculation purposes any additional Depositary Shares or Preferred Membership Interests purchased by the Backstop Parties pursuant to their Basic Commitments or purchased by the Backstop Parties pursuant to any Over-Subscription Privileges in the Rights Offering or LLC Additional Purchase Privileges in the Concurrent Private Placement), with such additional payment to be made concurrent with the closing of the Rights Offering and the Concurrent Private Placement.  Subject to the provisions below, the Option Premium was fully earned upon execution of the Original ROLA, regardless of whether the Rights Offering or Concurrent Private Placement is consummated or whether the Rights Offering or Concurrent Private Placement is fully subscribed.  BFE Corp. agrees that the Option Premium is nonrefundable and that the Option Premium and any other payments hereunder shall be paid without setoff or recoupment and shall not be subject to defense or offset on account of any claim, defense or counterclaim.

9.           Conditions.  The Backstop Parties’ obligations to purchase any securities pursuant to the Basic Commitment and/or the Backstop Commitment are subject to the following conditions: (i) the execution and delivery of mutually satisfactory definitive documentation among BFE Corp. and the Backstop Parties which incorporates the terms set forth herein (the “Definitive Agreements”); (ii) the satisfaction or waiver by the Backstop Parties of the conditions to the Backstop Parties’ obligations to consummate the transactions contemplated by the Definitive Agreements as may be agreed upon in the Definitive Documents; (iii) BFE Corp. shall be in compliance with its obligations under the Loan Agreement and all other transaction documents relating to the Bridge Loan in all material respects; (iv) there has not occurred any material adverse change, or any development involving a prospective material adverse change, since the date hereof in the condition, financial or otherwise, or in the earnings, business, operations or properties of BFE Corp. and its subsidiaries, taken as a whole (a “Material Adverse Change”); (v) there not having occurred after the date hereof at any time prior to the funding of the Basic Commitment and/or the Backstop Commitment any material disruption or material adverse change in the financial, banking or capital markets that, in the commercially reasonable judgment of the Backstop Parties, would have a material adverse impact on the success of the Rights Offering; (vi) all required approvals and consents shall have been obtained; (vii) all representations and warranties made by BFE Corp. in this Letter Agreement being true and correct in all material respects; (viii) BFE Corp. shall be in compliance with all covenants and other provisions of this Letter Agreement in all material respects; (ix) the Cargill Acknowledgement Letter (as defined below) being in full force and effect; (x) each of the Executive Management Waiver Agreements (as defined in the Loan Agreement) being in full force and effect; (xi) no actions, suits or proceedings shall be pending or threatened that challenge any Definitive Agreement, this Letter Agreement, the Loan Agreement, the Cargill Acknowledgement Letter or any related agreement; (xii) the Backstop Parties having been reasonably satisfied with (A) the Certificate of Designations setting forth the rights and preferences of the Series A Non-Voting Convertible Preferred Stock that reflects the terms set forth on Exhibit A hereto and other customary terms and provisions as determined by Greenlight in its reasonable discretion and (B) the amended and restated limited liability company agreement of the LLC setting forth the rights and preferences of the Preferred Membership Interests and, if applicable, the Class B Preferred Membership Interests, and other customary terms and provisions as determined by Greenlight in its reasonable discretion; (xiii) the receipt by the Backstop Parties of a legal opinion from Cravath, Swaine & Moore LLP with respect to customary matters in a form satisfactory to Greenlight in its reasonable discretion; (xiv) BFE Corp. shall not have entered into any letter of intent, memorandum of understanding, agreement in principle or other agreement relating to any competing plan, proposal, offer or transaction with a third party other than Greenlight materially inconsistent with this Letter Agreement; and (xv) the Board of Directors of BFE Corp. shall have adopted Section 16b-3 Resolutions related to the issuance to the Backstop Parties of Series A Non-Voting Convertible Preferred Stock, Preferred Membership Interests, Class B Preferred Membership Interests, Common Stock and warrants and the allocation among the Greenlight Parties, of the Backstop Commitment and any purchase of Class B Preferred Membership Interests, the form of which shall be satisfactory to Greenlight in its sole discretion.

10.         Registration Rights.  Each of the Backstop Parties expressly waives any and all rights under Section 2.2 of the Registration Rights Agreement, dated as of June 19, 2007, by and between BioFuel and the holders of shares of BFE Common Stock identified therein (the “Existing Registration Rights Agreement”), that may arise in connection with the Rights Offering or the Concurrent Private Placement.  For purposes of this Letter Agreement, “BFE Common Stock” shall mean the Common Stock and the Class B Common Stock, par value $0.01 per share, of BFE Corp. (the “Class B Common Stock”).  In connection with the Rights Offering and the Concurrent Private Placement, the Existing Registration Rights Agreement will be amended and restated to provide registration rights, under certain circumstances and subject to certain restrictions to be set forth in such amended and restated agreement, with respect to the sale of shares of Common Stock that are issued to (i) the Backstop Parties and the other parties to the Existing Registration Rights Agreement in respect of any Depositary Shares that they acquire in the Rights Offering (or the Backstop Parties acquire upon exercise of their Backstop Commitment) following conversion of the Series A Non-Voting Convertible Preferred Stock, (ii) the Backstop Parties and the other parties to the Existing Registration Rights Agreement in respect of any Common Membership Interests that are issued to them following conversion of any Preferred Membership Interests that they acquire in the Concurrent Private Placement (or the Backstop Parties acquire upon exercise of their Backstop Commitment) and (iii) the Backstop Parties in respect of the Warrants (as defined in the Loan Agreement) that may be issued to them in the event that the Bridge Loan is not paid in full on or prior to March 24, 2011, in each case insofar as such Common Stock constitutes “Registrable Securities” (as defined therein).

11.         Cargill.  BFE Corp. has entered into an agreement, dated as of September 23, 2010 (the “Cargill Acknowledgement Letter”) with Cargill, Incorporated and its affiliates (collectively, “Cargill”), which provides that upon payment (the “Cargill Payment”) of $2,800,828 (plus accrued and unpaid interest on such amount as of the date of payment pursuant to the agreement, dated January 14, 2009, by and between BFE Corp. and certain of its affiliates and Cargill (the “Cargill Settlement Agreement”)) from the proceeds of the Rights Offering and the Concurrent Private Placement, Cargill shall forgive the remaining Payable (as defined in the Cargill Settlement Agreement) in exchange for Depositary Shares in an amount equal to the amount of the remaining Payable, which amount shall be converted into Depositary Shares at a price equal to the average of the volume weighted averages of the trading prices for the prior ten (10) day trading period of the Common Stock, ending on the second trading day immediately preceding the date the Depositary Shares are issued to Cargill (such amount of Depositary Shares, the “Cargill Depositary Shares”).  BFE Corp. hereby agrees that it shall not breach, violate or terminate the Cargill Acknowledgment Letter.  BFE Corp. agrees that it will not amend, waive or modify the Cargill Acknowledgement Letter without the written consent of Greenlight.

The Cargill Depositary Shares will have the same rights and preferences (including the same Conversion Ratio) as the Depositary Shares that will be issued in the Rights Offering.  In order to issue the Cargill Depositary Shares, BFE Corp. will designate and issue and deposit with the depositary a number of additional shares of Series A Non-Voting Convertible Preferred Stock that corresponds to the aggregate fractional interests in shares of Series A Non-Voting Convertible Preferred Stock that the newly issued Cargill Depositary Shares represent.  In the event that an insufficient number of authorized shares of Series A Non-Voting Convertible Preferred Stock are available for such issuance and deposit with the depositary, BFE Corp. will establish an alternative method for satisfying the Cargill Stock Payment that is satisfactory to it, Cargill and the Backstop Parties.  Concurrent with the issuance of Cargill Depositary Shares, the LLC will issue to BFE Corp. a number of Preferred Membership Interests equal to the number of Cargill Depositary Shares.

12.         Representations and Warranties of BFE Corp.  BFE Corp. represents and warrants to the Backstop Parties that the statements contained in this Paragraph 12 are correct and complete as of the date of this Letter Agreement and will be true as of the closing of the Rights Offering:

(a)         Organization.  BFE Corp. (a) is a corporation duly organized, validly existing and in good standing under the Laws (as defined below) of the State of Delaware, (b) is duly qualified to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, (c) has the relevant entity power and authority necessary to own or lease its properties and to carry on its businesses as currently conducted and (d) is not in breach or violation of, or default under, any provision of its organizational documents, except, in the case of clauses (b) and (c), where any failures, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Change.  BFE Corp. has never approved or taken any action, nor is there any currently pending or (to BFE Corp.’s knowledge) threatened action, seeking BFE Corp.’s dissolution, liquidation or insolvency.

(b)         Power and Authority; Enforceability.  BFE Corp. has the relevant entity power and authority necessary to execute and deliver this Letter Agreement and each other agreement, document or writing executed or delivered in connection with the Letter Agreement and each amendment or supplement to any of the foregoing (including this Letter Agreement, the “Transaction Documents”) to which BFE Corp. is a party, and to perform and consummate the transactions contemplated hereby and thereby (the “Transactions”). BFE Corp. has taken all action necessary to authorize the execution and delivery by BFE Corp. of each Transaction Document to which BFE Corp. is party, the performance of BFE Corp.’s obligations thereunder, and the consummation by BFE Corp. of the Transactions.  Each Transaction Document to which BFE Corp. is a party has been duly authorized, executed and delivered by BFE Corp., and is enforceable against BFE Corp. in accordance with its terms except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights of creditors and general principles of equity (the “Enforceability Exception”).

(c)         No Violation; Necessary Approvals.  The execution and the delivery by BFE Corp. of this Letter Agreement and the other Transaction Documents to which BFE Corp. is a party, the performance by BFE Corp. of BFE Corp.’s obligations hereunder and thereunder, and consummation of the Transactions by BFE Corp. will not (i) with or without notice or lapse of time, constitute, create or result in a breach or violation of,  default under, loss of benefit or right under or acceleration of performance of any obligation required under any (A) law (statutory, common or otherwise), constitution, ordinance, rule, regulation, executive order or other similar authority (“Law”) enacted, adopted, promulgated or applied by any legislature, agency, bureau, branch, department, division, commission, court, tribunal or other similar recognized organization or body of any federal, state, county, municipal, local or foreign government or other similar recognized organization or body exercising similar powers or authority (a “Governmental Body”), (B) order, ruling, decision, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Body or arbitrator (an “Order”), (C) contract, agreement, arrangement, commitment, instrument, document or similar understanding (whether written or oral), including a lease, sublease and rights thereunder (“Contract”) or permit, license, certificate, waiver, notice and similar authorization (“Permit”) to which, in the case of (A), (B) or (C), BFE Corp. is a party or by which it is bound or any of its assets are subject, or (D) any provision of the organizational documents of BFE Corp. as in effect as of the date of this Letter Agreement; except, in the case of clauses (A), (B) and (C), where any failures, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Change or a material adverse effect on its ability to complete the Transactions, (ii) result in the imposition of any material lien, claim or encumbrance (an “Encumbrance”) upon any assets (including the securities of BFE Corp.) owned by BFE Corp.; (iii) require any consent under any Contract or organizational document to which BFE Corp. is a party or by which it is bound or any of its assets are subject; (iv) require any Permit under any Law or Order other than (A) required filings, if any, with the Commission and (B) notifications or other filings with state or federal regulatory agencies after the date of this Letter Agreement that are necessary or convenient and do not require approval of the agency as a condition to the validity of the Transactions; or (v) trigger any rights of first refusal, preferential purchase or similar rights with respect to any securities of BFE Corp., other than piggyback registration rights under the Existing Registration Rights Agreement.

(d)         Capitalization.  BFE Corp.’s authorized equity interests consist of 155,000,000 shares, consisting of (a) 100,000,000 shares of Common Stock, (b) 50,000,000 shares of Class B Common Stock and (c) 5,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock” and, together with the BFE Common Stock, the “Capital Stock”).  With respect to Common Stock, 25,465,728 shares are issued and outstanding and 809,606 shares are held in treasury.  With respect to Class B Common Stock, 7,111,985 shares are issued and outstanding and 0 shares are held in treasury.  With respect to Preferred Stock, 0 shares are issued and outstanding and 0 shares are held in treasury.  All of the issued and outstanding shares of Capital Stock: (a) have been duly authorized and are validly issued, fully paid, and nonassessable, (b) were issued in compliance with all applicable state and federal securities Laws and (c) were not issued in breach of any commitments.  Except as disclosed in BFE Corp.’s filings with the Commission, BFE Corp. has no outstanding options, warrants, exchangeable or convertible securities, subscription rights, exchange rights, statutory pre-emptive rights, preemptive rights granted under BFE Corp.’s organizational documents, stock appreciation rights, phantom stock, profit participation or similar rights, or any other right or instrument pursuant to which any person may be entitled to purchase any security of BFE Corp., and has no obligation to issue any rights or instruments.  Except as disclosed in BFE Corp.’s filings with the Commission, there are no Contracts with respect to the voting or transfer of any of the Capital Stock.  BFE Corp. is not obligated to redeem or otherwise acquire any of its outstanding Capital Stock.

(e)         No Misstatements or Omissions.  All information, other than forward-looking information and information of a general economic nature, which has been or is hereafter made available to Greenlight by or on behalf of BFE Corp. or its representatives in connection with the transactions contemplated hereby (the “Information”) is or, when furnished, will be complete, when taken as a whole, and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under, and the time at which, such statements are made.  BFE Corp. hereby agrees to supplement the Information from time to time until the closing date of the Rights Offering so that the representation and warranty in the preceding sentence is correct on such date.

12A.     Representations and Warranties of the LLC.  The LLC represents and warrants to the Backstop Parties that, as of the date of this Letter Agreement and as of the closing of the Rights Offering:  (i)(A) it has the relevant entity power and authority necessary to execute and deliver each Transaction Document to which it is a party, and to perform and consummate the Transactions, (B) it has taken all action necessary to authorize the execution and delivery by it of each Transaction Document to which it is a party, and the performance of its obligations thereunder and (C) the consummation by it of the Transactions and each Transaction Document to which it is a party has been duly authorized, executed and delivered by it, and is enforceable against it in accordance with its terms except as such enforceability may be subject to the Enforceability Exception; (ii)(A) it is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, (B) it is duly qualified to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, (C) it has the relevant entity power and authority necessary to own or lease its properties and to carry on its businesses as currently conducted and (D) is not in breach or violation of, or default under, any provision of its organizational documents, except, in the case of clauses (B) and (C), where any failures, individually or in the aggregate, would not reasonably be expected to have a material adverse change in the condition, financial or otherwise, or in the earnings, business, operations or properties of LLC and its subsidiaries, taken as a whole (an “LLC Material Adverse Change”); (iii) the execution and the delivery by the LLC of this Letter Agreement and the other Transaction Documents to which the LLC is a party, the performance by the LLC of the LLC’s obligations hereunder and thereunder, and consummation of the Transactions by the LLC will not (A) with or without notice or lapse of time, constitute, create or result in a breach or violation of,  default under, loss of benefit or right under or acceleration of performance of any obligation required under any (w) Law enacted, adopted, promulgated or applied by any Governmental Body, (x) Order (y) Contract or Permit to which, in the case of (w), (x) or (y), the LLC is a party or by which it is bound or any of its assets are subject, or (z) any provision of the organizational documents of the LLC as in effect as of the date of this Letter Agreement; except, in the case of clauses (w), (x) and (y), where any failures, individually or in the aggregate, would not reasonably be expected to have an LLC Material Adverse Change or a material adverse effect on its ability to complete the Transactions, (B) result in the imposition of any material Encumbrance upon any assets owned by the LLC, (C) require any consent under any Contract or organizational document to which the LLC is a party or by which it is bound or any of its assets are subject; or (D) require any Permit under any Law or Order other than (x) required filings, if any, with the Commission and (y) notifications or other filings with state or federal regulatory agencies after the date of this Letter Agreement that are necessary or convenient and do not require approval of the agency as a condition to the validity of the Transactions; and (iv) the LLC’s authorized Units (as defined in the Second Amended and Restated Limited Liability Company Agreement of the LLC) consist of 50,000,000 Units, of which 32,577,713 were outstanding on September 30, 2010 and 25,465,728 of which were owned by BFE Corp. as of such date.

12B.      Power and Authority.  Each Backstop Party represents and warrants to BFE Corp. with respect to itself only that (i) it has the relevant entity power and authority, if applicable, necessary to execute and deliver each Transaction Document to which it is a party, and to perform and consummate the Transactions; (ii) it has taken all action necessary to authorize the execution and delivery by it of each Transaction Document to which it is a party, and the performance of its obligations thereunder; and (iii) the consummation by it of the Transactions and each Transaction Document to which it is a party has been duly authorized, executed and delivered by it, and is enforceable against it in accordance with its terms except as such enforceability may be subject to the Enforceability Exception.

13.         Expenses; Indemnification.

(a)         General.  Whether or not the transactions contemplated hereby are consummated, BFE Corp. and the LLC, jointly and severally, agree to: (y) pay within five (5) business days of demand the reasonable and documented fees, expenses, disbursements and charges of the Backstop Parties incurred previously or in the future relating to the exploration and discussion of alternative financing structures to the Backstop Commitment or to the preparation and negotiation of this Letter Agreement, and the proposed documentation and the transactions contemplated hereby, including, without limitation, the reasonable fees and expenses of any counsel to the Backstop Parties; and (z) indemnify and hold harmless the Backstop Parties and their respective stockholders, members and general and limited partners and the respective officers, directors, employees, affiliates, advisors, agents, attorneys, accountants and consultants of each such entity and to hold the Backstop Parties and such other persons and entities (each, an “Indemnified Person”) harmless from and against any and all losses, claims, damages, liabilities and expenses, joint or several, which any such person or entity may incur, have asserted against it or be involved in as a result of or arising out of or in any way related to this Letter Agreement, the matters referred to herein, the proposed Backstop Commitment contemplated hereby, the use of proceeds thereunder or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse each such Indemnified Person within five (5) business days of demand for any legal or other expenses incurred in connection with any of the foregoing; provided, however, that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they have resulted from the bad faith, willful misconduct or gross negligence of such Indemnified Person.  Notwithstanding any other provision of this Letter Agreement, no Indemnified Person will be liable for any special, indirect, consequential or punitive damages in connection with its activities related to the Backstop Commitment.  The terms set forth in this paragraph shall survive termination of this Letter Agreement.

(b)         Tax Withholdings and Indemnity.  BFE Corp. agrees not to withhold any taxes on any payments made to the Backstop Parties under this Letter Agreement; provided that to the extent BFE Corp. is required (by law or pursuant to the conclusion of any legal proceeding or the reasonable interpretation or administration thereof) to withhold, remit or pay over any taxes on any payments made to the Backstop Parties under this Letter Agreement, BFE Corp. agrees to indemnify the Backstop Parties and make them whole with respect to any and all such taxes actually withheld including any and all associated interest and penalties.

14.         No Recourse.  Notwithstanding anything that may be expressed or implied in this Letter Agreement, or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Letter Agreement, each of BFE Corp. and the LLC covenants, agrees and acknowledges that no personal liability shall attach to the former, current or future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers general or limited partners or assignees of a Backstop Party or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate, agent or assignee of any of the foregoing, whether by enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise.

15.         Assignment; No Third Party Beneficiaries.  This Letter Agreement (a) is not assignable by BFE Corp., the LLC or a Backstop Party without the prior consent of the other parties (and any purported assignment without such consent shall be null and void), and (b) is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights of, any person other than the parties hereto.  Notwithstanding the foregoing, Greenlight may assign all or any portion of its obligations hereunder to one or more financial institutions reasonably acceptable to BFE Corp. (provided, that BFE Corp.’s consent shall not be required for such an assignment to an affiliate of Greenlight).  Upon any such assignment (other than an assignment without BFE Corp.’s consent), the obligations of Greenlight in respect of the portion of their obligations so assigned shall terminate.

16.         Governing Law; Jurisdiction.  This Letter Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws in the State of New York.  The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of New York located in New York County, New York, and the Federal courts of the United States of America located in the State of New York, New York County, solely in respect of the interpretation and enforcement of the provision of this Letter Agreement and of the documents referred to in this Letter Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Letter Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner as may be permitted by law shall be valid and sufficient service thereof.

17.         Waiver of Jury Trial.  Each party acknowledges and agrees that any controversy which may arise under this Letter Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any such right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or relating to this Letter Agreement, or any of the transactions contemplated  by this Letter Agreement.  Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily and (iv) each party has been induced to enter into this Letter Agreement by, among other things, the mutual waivers and certifications expressed above.

18.         Amendment; Waiver; Counterparts.  This Letter Agreement may not be amended, modified or waived except in a writing signed by Greenlight, BFE Corp. and Third Point Loan LLC.  This Letter Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of this Letter Agreement by facsimile or e-mail shall be effective as delivery of a manually executed counterpart of this Letter Agreement.

19.         Termination.  The obligations of the Backstop Parties under this Letter Agreement shall terminate immediately, at Greenlight’s election, at any time prior to the consummation of the Rights Offering upon the occurrence of any of the following: (i) the termination of the Loan Agreement; (ii) BFE Corp. entering into a definitive agreement with respect to a Substitute Transaction; (iii) if in the reasonable judgment of Greenlight, the conditions in Paragraph 9 become incapable of being satisfied prior to January 24, 2011; (iv) a Material Adverse Change has occurred; (v) any condition set forth in Paragraphs 9(iv) or 9(viii) of this Letter Agreement cannot be cured or satisfied with the passage of time or, if capable of being cured or satisfied, cannot be cured or satisfied prior to March 24, 2011; (vii)  the Common Stock shall no longer be listed on a national securities exchange; or (vii) BFE Corp.’s adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law.  Further, each of Greenlight or BFE Corp. may terminate this Letter Agreement at any time upon five (5) business days’ prior written notice upon the occurrence of any of the following events: (x) another party’s material breach of any of the representations, warranties or covenants set forth in this Letter Agreement or with respect to the consummation of the Rights Offering or the Concurrent Private Placement that remains uncured for a period of five (5) business days after the receipt by the non-terminating party of notice of such breach or (y) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the Rights Offering, the Concurrent Private Placement or any related transactions.  The Letter Agreement, and the obligations of the parties hereunder, may be terminated by mutual agreement between the parties.

20.         Alternative Transactions.  Notwithstanding anything to the contrary in this Letter Agreement, BFE Corp. shall be permitted to solicit, participate in, initiate or facilitate discussions or negotiations with, or provide any information to, any person or group of persons concerning any alternative equity financing or other transaction that would result in the (a) repayment in full of all amounts outstanding under the Bridge Loan, (b) repayment in full of all amounts under the Mezzanine Loan Agreement and (c) satisfy all obligations under the Cargill Acknowledgement Letter (a “Substitute Transaction”).  If, as a result of such activities, the Board of Directors of the Company (the “Board”) (excluding any Board member that is an affiliate of Greenlight) determines in good faith after consultation with outside legal counsel and independent financial advisors that (i) it has the opportunity to enter into a Substitute Transaction that will be consummated within a timeframe that is not materially longer than the anticipated timeframe for the Rights Offering and the Concurrent Private Placement but in no event later than February 1, 2011, and (ii) such Substitute Transaction is more favorable to the holders of Common Stock (excluding benefits arising to the Backstop Parties by virtue of the Backstop Commitment) than the Rights Offering and the Concurrent Private Placement (taking into account all the terms and conditions of such Substitute Transaction that the Board deems relevant including, without limitation, any break-up fee provisions, expense reimbursement provisions, conditions to closing and availability of necessary financing) and is reasonably likely to be consummated prior to February 1, 2011, then the Company shall deliver three (3) business days prior notice to Greenlight of its intention to enter into such Substitute Transaction, together with reasonable details concerning the terms and conditions of such Substitute Transaction.  After such three (3) business day period, (x) the Board shall be permitted to approve the Substitute Transaction, (y) BFE Corp. shall be permitted to enter into such Substitute Transaction and (z) BFE Corp. shall be permitted to terminate this Letter Agreement; so long as in each case (A) the Substitute Transaction continues to meet the requirements of clause (ii) of this Paragraph 20 and (B) upon execution of definitive documentation relating to a Substitute Transaction, BFE will pay to the Backstop Parties an aggregate break-up fee (to be allocated among the Backstop Parties in accordance with their Commitment Percentages) a sum in cash equal to $350,000 (the “Termination Fee”).  For purposes of clarity, the Option Premium shall also remain payable, in addition to the Termination Fee.  The proceeds of a Substitute Transaction shall be used, promptly upon consummation of such Substitute Transaction, to (a) first, repay in full all amounts outstanding under the Bridge Loan, (b) second, repay in full all amounts under the Mezzanine Loan Agreement and (c) third, satisfy all obligations under the Cargill Acknowledgement Letter.

21.         Entire Agreement.  This Letter Agreement constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and replaces and supersedes all prior agreements and understandings, both written on oral, between the parties hereto with respect to the subject matter hereof and shall become effective and binding upon the mutual exchange of fully executed counterparts.

22.         Stockholder Approval of Securities.  BFE Corp. hereby agrees that, upon completion of the Rights Offering, it shall use commercially reasonable best efforts to obtain stockholder approval of the authorization of the Common Stock issuable upon conversion of the Series A Non-Voting Convertible Preferred Stock and issuable upon the exchange on a one-for-one basis of all Common Membership Interests that would be received by the Eligible LLC Members following the conversion of all Preferred Membership Interests they receive in the Concurrent Private Placement for Common Membership Interests.  In furtherance of, and not in limitation of the foregoing, BFE Corp. shall use commercially reasonable best efforts to file a proxy statement with the Commission for such stockholder approval by November 15, 2010 (but in any event BFE Corp. shall file such proxy statement by January 1, 2011) and use its best efforts to obtain such stockholder approval by January 24, 2011 (provided such stockholder holder approval shall not be a condition to consummation of the Rights Offering).  Notwithstanding the foregoing, a failure to file such proxy statement with the Commission by November 15, 2010 despite the use of commercially reasonable best efforts to do so by BFE Corp. shall not be deemed a violation or failure to comply with this Letter Agreement for purposes of Paragraph 9 hereof nor an Event of Default under the Loan Agreement; provided, however that if BFE Corp. has not used such commercially reasonable best efforts then there shall be deemed to be a failure to have complied with the conditions in Paragraph 9 hereof.

23.         Remain Public Company.  BFE Corp. hereby agrees that until the Rights Offering has been completed, it shall use commercially reasonable best efforts to remain a public company with its securities publicly-traded on a national securities exchange.

24.         Voting Agreements.  On the date hereof, Greenlight entered into an Amended and Restated Voting Agreement with BFE Corp. (the “Greenlight Voting Agreement”) and Third Point Loan LLC entered into an Amended and Restated Voting Agreement with BFE Corp. (the “Third Point Voting Agreement”).

25.         Due Diligence.  BFE Corp. agrees to make available to the Backstop Parties all reasonably requested due diligence materials (including access to BFE Corp. personal and agents), including, without limitation, due diligence materials related to tax, regulatory and other legal items.

If the foregoing is in accordance with your understanding of our agreement, please sign this letter in the space indicated below and return it to us.

Very truly yours,

[Signature Page Follows]

GREENLIGHT CAPITAL OFFSHORE PARTNERS

By:	Greenlight Capital, Inc., its investment manager

By:
Daniel Roitman Chief Operating Officer

GREENLIGHT CAPITAL, LP

By:	Greenlight Capital, LLC, its general partner

By:
Daniel Roitman
Chief Operating Officer

GREENLIGHT CAPITAL QUALIFIED, L.P.

By:	Greenlight Capital, LLC, its general partner

By:
Daniel Roitman
Chief Operating Officer

GREENLIGHT REINSURANCE, LTD.

By:	DME Advisor, L.P., its investment manager

By:
Daniel Roitman
Chief Operating Officer

GREENLIGHT CAPITAL (GOLD), LP

By:	DME Management GP, LLC, its general partner

By:
Daniel Roitman
Chief Operating Officer

GREENLIGHT CAPITAL OFFSHORE MASTER (GOLD), LTD.

By:	DME Capital Management, LP, its investment manager

By:
Daniel Roitman
Chief Operating Officer

THIRD POINT LOAN LLC

By:
Josh Targoff
Chief Operating Officer and
General Counsel

THIRD POINT ADVISORS, LLC

By:
Josh Targoff
Chief Operating Officer and
General Counsel

The foregoing is hereby accepted and agreed
to in all respects by the undersigned:

BIOFUEL ENERGY CORP.

Name: Scott H. Pearce
Title: President and CEO

BIOFUEL ENERGY, LLC

Name: Scott H. Pearce
Title: President and CEO

EXHIBIT A

SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

The Amended and Restated Certificate of Incorporation (the “Certificate”) of BioFuel Energy Corp. (“BFE Corp.”) authorizes 5,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), and permits the Board of Directors of BFE Corp. (the “Board”), by resolution, to provide, out of unissued shares of Preferred Stock, for series of Preferred Stock.  With respect to each such series, the Certificate permits the Board to fix the number of shares constituting such series and the designation of such series, and the voting powers (if any) of the shares of such series, preferences and relative, participating, optional or other special rights or privileges, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.  Pursuant to the authority granted by the Certificate, the Board has, by resolution dated September 24, 2010, provided for the issuance of shares of Series A Non-Voting Convertible Preferred Stock (“Series A Non-Voting Convertible Preferred Stock”) with the characteristics set forth below.  Capitalized terms not otherwise defined shall have the meanings assigned to such terms in the Rights Offering Letter Agreement to which this Exhibit A is attached.

Liquidation Preference:
In the event of any liquidation, dissolution or winding up of BFE Corp. (each, a “Liquidation Event”), the proceeds of such Liquidation Event shall be paid as follows:

First, the holders of Series A Non-Voting Convertible Preferred Stock shall receive an amount equal to the Rights Price multiplied by the quotient obtained by dividing the total number of Depositary Shares actually purchased in the Rights Offering (by the Eligible Common Stockholders) and pursuant to the Rights Offering Backstop Commitment (by the Backstop Parties) by 2,000,000 for each share of Series A Non-Voting Convertible Preferred Stock.  The balance of any proceeds from a Liquidation Event shall be distributed pro rata among the holders of the Common Stock.

Dividends:
The Series A Non-Voting Convertible Preferred Stock will be paid a dividend or have a distribution made to it (as applicable) if, and when, such dividend or distribution is paid or made (as applicable) to the holders of Common Stock (payable on a per share basis in proportion to the number of shares of Common Stock that  each share of Series A Non-Voting Convertible Preferred Stock is convertible into).

Voting Rights:
The holders of Series A Non-Voting Convertible Preferred Stock will have no voting rights, except that the consent of at least a majority of the outstanding shares of Series A Non-Voting Convertible Preferred Stock (in the aggregate, voting as a class) will be required to (i) authorize or issue additional shares of Series A Non-Voting Convertible Preferred Stock of the same series, (ii) authorize or issue any other series of preferred equity securities which are senior or on parity with respect to liquidation or dividend payments to the Series A Non-Voting Convertible Preferred Stock or (iii) amend the Certificate or Bylaws of BFE Corp. (the “Bylaws”) to adversely affect the rights, preferences or privileges of the Series A Non-Voting Convertible Preferred Stock.

Automatic Conversion:
All shares of Series A Non-Voting Convertible Preferred Stock shall automatically convert into shares of Common Stock as set forth in Paragraph 2 of the Rights Offering Letter Agreement to which this Exhibit A is attached promptly following stockholder approval (by the affirmative vote of the holders of outstanding BFE Common Stock) of the authorization and issuance of the Common Stock issuable upon conversion of all Series A Non-Voting Convertible Preferred Stock and issuable upon the exchange on a one-for-one basis of all Common Membership Interests that would be received by the Eligible LLC Members following the conversion of all Preferred Membership Interests they receive in the Concurrent Private Placement for Common Membership Interests.

EXHIBIT B

PREFERRED MEMBERSHIP INTERESTS

In connection with the Concurrent Private Placement (as defined in the Rights Offering Letter Agreement to which this Exhibit B is attached), the Second Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) of BioFuel Energy, LLC (“LLC”) will be amended to provide for preferred membership interests (“Preferred Membership Interests”) with the characteristics set forth below.  Capitalized terms not otherwise defined shall have the meanings assigned to such terms in the Rights Offering Letter Agreement to which this Exhibit B is attached.

Liquidation Preference:
In the event of the voluntary or involuntary liquidation, dissolution or winding up of the LLC, the holder of each Preferred Membership Interest will be entitled to receive and to be paid out of the assets available for distribution to the members of the LLC, before any payment or distribution is made to holders of the Common Membership Interests, a liquidation preference per Preferred Membership Interest in an amount equal to the Rights Price.  After payment of the full amount of the liquidation preference to which they are entitled, the holders of the Preferred Membership Interests will have no right or claim to any of the LLC’s remaining assets in the event of the LLC’s liquidation, dissolution or winding up.

Dividends:
The Preferred Membership Interests will be entitled to pro rata distributions from the LLC, on an equivalent one-to-one basis with the Common Membership Interests, including the right to receive authorized distributions, including distributions to fund tax liabilities.

Voting Rights:
Holders of Preferred Membership Interests will generally not have any voting rights in the LLC.  However, the LLC will not, without the approval of the holders of at least a majority of the Preferred Membership Interests, (i) authorize or issue additional Preferred Membership Interests (provided that no such approval shall be required in respect of any Preferred Membership Interests to be authorized and issued in connection with the Cargill Stock Payment) or (ii) authorize or issue any other series of preferred interests which are senior or on parity with respect to liquidation or dividend payments to the Preferred Membership Interests (provided that no such approval shall be required in respect of any Class B Preferred Membership Interests to be authorized and issued in connection with a LLC Backstop Reallocation). In addition, the LLC Agreement shall not be amended in such a way as would adversely affect the holders of the Preferred Membership Interests, in their capacity as such, without the approval of the holders of at least a majority of the Preferred Membership Interests then outstanding.

Automatic Conversion:
Following stockholder approval (by the affirmative vote of the holders of outstanding BFE Common Stock) of the authorization and issuance of the Common Stock issuable upon conversion of all Series A Non-Voting Convertible Preferred Stock and issuable upon the exchange on a one-for-one basis of all Common Membership Interests that would be received by the Eligible LLC Members following the conversion of all Preferred Membership Interests they receive in the Concurrent Private Placement for Common Membership Interests, all Preferred Membership Interests will automatically convert into Common Membership Interests and the holders of the Preferred Membership Interests (other than BFE Corp.) will also receive one share of Class B Common Stock for each Common Membership Interest received upon conversion.

EXHIBIT C

BACKSTOP PARTIES

Entity	Commitment Percentage
Greenlight Parties	66.7%
Third Point Loan LLC	33.3%